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
                                                               WARRANTECH CORPORATION AND SUBSIDIARIES

                                                                                   EXHIBIT 11
                                                                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                                                                  (UNAUDITED)



                                                For the Six Months Ended                For the Three Months Ended
                                                     September 30,                               September 30,
                                          ----------------- -- -------------------     -----------------  ------------------
                                                 1996                  1995                   1996                1995
                                          -----------------    -------------------     ----------------    -----------------
Earnings:
   Net income                                $ 3,434,315        $  1,257,963            $  1,315,080        $   607,503
                                          =================    ===================     =================    ================

Weighted average shares outstanding:

Primary:

   Common shares                              12,989,181           12,998,865             12,989,181         12,998,552

   Assumed exercise of stock options           1,525,074              759,475              1,729,124            764,924

   Assumed conversion of preferred stock           -                1,956,666                   -             1,963,696
                                          =================    ===================     =================    ================
                                              14,514,255           15,715,006             14,718,305         15,727,172
                                          =================    ===================     =================    ================

Fully diluted::

   Common shares                              12,989,181           12,998,865             12,989,181         12,998,552
   Assumed exercise of stock options           2,372,597            1,994,385              2,372,597          1,994,385
   Assumed conversion of preferred stock           -                1,949,602                  -              1,949,602
                                          =================    ===================     =================    ================
                                              15,361,778           16,942,852             15,361,778         16,942,539
                                          =================    ===================     =================    ================
Earnings Per Common Share:

Primary:
   Net income                                    $.24                  $.08                   $.09                $.04
                                          =================    ===================     =================    ================

Fully diluted
   Net income                                    $.22                  $.07                   $.09                $.04
                                          =================    ===================     =================    ================


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